UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                                  Centiv, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   15233P 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                January 29, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No. 15233P 10 1
-------------------------------------------------------------------------------
1.   Names of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).
       ..Pennell Venture Partners II, LLC......................................
-------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
       (a)     ................................................................
       (b)     ................................................................
-------------------------------------------------------------------------------
3.   SEC Use Only .............................................................
-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization ....Delaware.........................
-------------------------------------------------------------------------------
Number of         5.  Sole Voting Power
Shares                .........................................................
Beneficially      -------------------------------------------------------------
Owned by          6.  Shared Voting Power
Each Reporting        .........................................................
Person With       -------------------------------------------------------------
                  7.  Sole Dispositive
                      Power...........................................
                  -------------------------------------------------------------
                  8.  Shared Dispositive Power
                      .........................................................
                  -------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person..............
-------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)........................................................
-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     ..........................................................................
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)
    ........OO.................................................................
-------------------------------------------------------------------------------

CUSIP No. 15233P 10 1
-------------------------------------------------------------------------------
1.   Names of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).
       .. Pennell Venture Partners Marathon Fund II, L.P.......................
-------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
       (a)     ................................................................
       (b)     ................................................................
-------------------------------------------------------------------------------
3.   SEC Use Only .............................................................
-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization ....Delaware.........................
-------------------------------------------------------------------------------
Number of         5.  Sole Voting Power
Shares                .........................................................
Beneficially      -------------------------------------------------------------
Owned by          6.  Shared Voting Power
Each Reporting        .........................................................
Person With       -------------------------------------------------------------
                  7.  Sole Dispositive
                      Power...........................................
                  -------------------------------------------------------------
                  8.  Shared Dispositive Power
                      .........................................................
                  -------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person..............
-------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)........................................................
-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     ..........................................................................
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)
    ........PN.................................................................
-------------------------------------------------------------------------------

CUSIP No. 15233P 10 1
-------------------------------------------------------------------------------
1.   Names of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).
       .. Thomas B. Pennell......................
-------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
       (a)     ................................................................
       (b)     ................................................................
-------------------------------------------------------------------------------
3.   SEC Use Only .............................................................
-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization ....United States.....................
-------------------------------------------------------------------------------
Number of         5.  Sole Voting Power
Shares                .........................................................
Beneficially      -------------------------------------------------------------
Owned by          6.  Shared Voting Power
Each Reporting        .........................................................
Person With       -------------------------------------------------------------
                  7.  Sole Dispositive
                      Power....................................................
                  -------------------------------------------------------------
                  8.  Shared Dispositive Power
                      .........................................................
                  -------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person..............
-------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)........................................................
-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     ..........................................................................
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)
    ........IN.................................................................
-------------------------------------------------------------------------------

ITEM 1.

          (a) Centiv, Inc.

          (b) 998 Forest Edge Drive, Vernon Hills, IL 60061

ITEM 2.

          (a) This statement is filed by Pennell Venture Partners Marathon Fund II, L.P., a Delaware limited partnership ("PVPMFII"), Pennell Venture Partners II, LLC, a Delaware limited liability company ("PVPII") and Thomas B. Pennell, the sole managing member of PVPII.

          (b) The address for each of the Reporting Persons is: Pennell Venture Partners 420 Lexington Avenue New York, NY 10170

          (c) PVPMFII is a Delaware limited partnership. PVPII is a Delaware limited liability company. Thomas B. Pennell is a United States citizen.

          (d)  Common Stock, par value $0.01 per share

          (e)  CUSIP Number: 15233P 10 1


ITEM 3.

          IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2
          (B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

     (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b)       [ ] Bank as defined in section 3(a)(6) of the Act
               (15 U.S.C. 78c).

     (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

     (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

     (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)       [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).


Not Applicable.

ITEM 4. OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a) Amount beneficially owned: ________________________.

          (b) Percent of class: ___________________________.

          (c) Number of shares as to which the person has:

                  (i) Sole power to vote or to direct the vote ___________.

                  (ii) Shared power to vote or to direct the vote_____________.

                  (iii) Sole power to dispose or to direct the disposition of
                  _______________.

                  (iv) Shared power to dispose or to direct the disposition of
                  _______________.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

Not Applicable.

ITEM 10.  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                       March 15, 2004
                                           -------------------------------------
                                                           Date

                                                /s/ Thomas B. Pennell
                                           -------------------------------------
                                                         Signature

                                           Thomas B. Pennell, Managing Member